Exhibit 99.1

Next-generation Radiopharmaceuticals Company POINT Biopharma to list on NASDAQ through merger with Research Alliance Corp. I

POINT Biopharma has entered into a definitive merger agreement with Research Alliance Corp. I (Nasdaq: RACA). Upon closing, the combined company is expected to be listed on Nasdaq under the ticker symbol “PNT”.

POINT Biopharma is expected to receive approximately $300 million in proceeds through the business combination, including a $165 million fully-committed PIPE led by RA Capital Management and other top-tier investors. Proceeds will be used to fund POINT’s unique radiopharmaceutical platform, including its Phase 3 prostate cancer and neuroendocrine cancer programs, its early-stage pipeline and the build-out of its manufacturing capabilities.

The business combination is expected to be completed by mid-year 2021.

Investor webcast about the proposed transaction is available at  https://dealroadshow.com/e/POINT2021

March 15th, 2021 – TORONTO and BOSTON – POINT Biopharma Inc. (“POINT”), a late-stage biopharmaceutical company dedicated to bringing the many benefits of precision radiopharmaceutical therapies to patients with cancer, and Therapeutics Acquisition Corp., d/b/a Research Alliance Corp. I (Nasdaq: RACA) (“RACA”), a special purpose acquisition company, or SPAC, sponsored by RA Capital Management, today announced they have entered into a definitive business combination agreement (the “Business Combination Agreement”).  Upon closing of the business combination, RACA will be renamed POINT Biopharma Global Inc., and its common stock is expected to be listed on the Nasdaq Capital Market under the ticker symbol “PNT” (the “Combined Company”).

A group of top-tier investors has committed to participate in the transaction through a common stock PIPE of approximately $165 million at $10.00 per share. Investors in the PIPE include lead investor RA Capital Management, an affiliate of RACA’s sponsor, as well as Johnson & Johnson Innovation – JJDC, Inc., Surveyor Capital (a Citadel company), Farallon Capital Management, L.L.C., BVF Partners L.P., Boxer Capital, Sphera Healthcare, Woodline Partners LP, Suvretta Capital, Fairmount Funds, and Perceptive Advisors.  Assuming no redemptions are exercised, the Combined Company is expected to receive net proceeds of approximately $300 million at the closing of the transaction (inclusive of the trust account balance and the proceeds from the PIPE). The boards of directors of both POINT and Research Alliance Corp. I have approved the proposed transaction.  POINT’s management team will lead the Combined Company post-closing, and CEO Dr. Joe McCann will serve as the Chief Executive Officer of the Combined Company.  David Lubner, one of the directors of RACA, will be joining the board of directors of the Combined Entity.  The transaction is expected to be completed by mid-year 2021, and is subject to the fulfillment of customary closing conditions, as well as approval of both RACA’s and POINT’s shareholders.

“It is an incredibly exciting time for radiopharmaceuticals” said Dr. Joe McCann, CEO of POINT. “Innovations in isotope production, combined with advancements in tumor targeting is enabling the creation of next-generation precision oncology medicines, some of which have already demonstrated greater efficacy with less side effects than the previous standard of care. With the funds raised from this transaction, POINT will be well financed to complete our two Phase 3 trials for radioligands to treat prostate and neuroendocrine cancers, advance our early-stage pipeline, and complete construction on our manufacturing facility in Indianapolis, Indiana. I am excited by how strongly POINT is now positioned to deliver on its mission of making radioligand therapy applicable to more cancers and available to more people, thereby improving the lives of cancer patients and their families everywhere.”

"We are excited to have the opportunity to support the POINT team in their mission to bring their pipeline of alpha- and beta-emitting radioligand therapies to patients living with cancer," said Peter Kolchinsky, CEO of RACA and Managing Partner at RA Capital Management. "Radiopharmaceuticals are complex drug products that literally blast through cancer cells and can lead to cures but require deep expertise to develop and substantial infrastructure investments to manufacture.  We believe the POINT team has this expertise and with this transaction will have the capital it needs to deliver on the promise of their technologies."

Proceeds of the business combination and the PIPE will be primarily used to:

•	advance POINT's two Phase 3 product candidates, PNT2002 and PNT2003, toward potential regulatory approval
•	advance POINT’s earlier stage pipeline of innovative radiopharmaceutical product candidates, and
•	continue to strengthen and scale internal manufacturing and logistics capabilities, by completing construction of POINT’s manufacturing facility located in Indianapolis, Indiana

Summary of Transaction

All of the shares of current POINT shareholders and all of the vested equity awards of holders will be converted into shares or equivalent awards of the Combined Company at an implied POINT equity value of $585 million. Current RACA shareholders are converting their shares of Class A common stock into common stock of the Combined Company on a one for one basis. The Combined Company common stock is expected to trade on the Nasdaq Capital Market upon closing, under the ticker symbol “PNT”.  Assuming a share price of $10.00 per share, the Combined Company is expected to have an initial equity value of approximately $924 million.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by RACA with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. A proxy statement/prospectus and other documents regarding the proposed transaction will be included in a registration statement on Form S-4, which RACA intends to file with the SEC.  RACA’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about POINT, RACA and the proposed transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed transaction will be mailed to shareholders of RACA as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov.

Advisors

Perella Weinberg Partners LP is acting as lead financial and capital markets advisor to POINT.  Cowen and Company, LLC and Piper Sandler are also acting as capital markets advisors to POINT. Jefferies LLC is acting as lead financial and capital markets advisor to RACA.  Bass, Berry & Sims PLC is acting as lead legal counsel to POINT. Goodwin Procter LLP is acting as lead legal counsel to RACA.

About Therapeutics Acquisition Corp, d/b/a Research Alliance Corp. I

Research Alliance Corp. I is sponsored by RA Capital Management, L.P., and is led by Chairman and CEO Peter Kolchinsky, PhD and CFO Matthew Hammond, PhD. RACA is a blank check company formed for the purpose of effecting a business combination with one or more businesses in the healthcare industry.

About RA Capital Management

RA Capital is a multi-stage investment manager dedicated to evidence-based investing in public and private healthcare and life science companies that are developing drugs, medical devices, and diagnostics. The flexibility of its strategy allows RA Capital to provide seed funding to startups and to lead private, IPO, and follow-on financings for its portfolio companies, allowing management teams to drive value creation from inception through commercialization.

About POINT Biopharma

POINT is a globally focused radiopharmaceutical company building a platform for the clinical development and commercialization of radioligands that fight cancer.  POINT is combining a portfolio of best-in-class radiopharmaceutical assets, a seasoned management team, strategic partnerships in radio-isotope supply, manufacturing technology and novel direct to patient targeting to revolutionize theragnostic drug development and radioligand commercialization.

Important Information About the Business Combination and Where to Find It

A full description of the terms of the business combination will be provided in a registration statement on Form S-4 to be filed with the SEC by RACA that will include a prospectus with respect to the Combined Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of RACA to vote on the business combination.  RACA urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about RACA, POINT and the proposed transactions. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of RACA as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Research Alliance Corp. I, Attn: Secretary, 200 Berkeley Street, 18th Floor, Boston, MA 02116. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

RACA and POINT and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of RACA is set forth in RACA’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on July 9, 2020, and is available free of charge at the SEC’s website at  www.sec.gov  or by directing a request to: Research Alliance Corp. I, Attn: Secretary, 200 Berkeley Street, 18th Floor, Boston, MA 02116. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the RACA shareholders in connection with the proposed business combination will be set forth in the registration statement containing the preliminary proxy statement/prospectus for the proposed business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of RACA, the Combined Company or POINT, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the business combination, the proceeds from the business combination, the initial market capitalization of the Combined Company and the benefits of the business combination, as well as statements about the potential attributes and benefits of POINT’s product candidates and the format and timing of POINT’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to complete the business combination due to the failure to obtain approval from RACA’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the outcome of any legal proceedings that may be instituted against RACA or POINT following announcement of the proposed business combination and related transactions, the impact of COVID-19 on POINT’s business and/or the ability of the parties to complete the business combination, the ability to obtain or maintain the listing of RACA’s common stock on Nasdaq following the proposed business combination, costs related to the proposed business combination, changes in applicable laws or regulations, the possibility that RACA or POINT may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by RACA with the SEC and those included under the header “Risk Factors” in the final prospectus of RACA related to its initial public offering. Most of these factors are outside of RACA’s and POINT’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Webcast Information:
URL: https://dealroadshow.com
Entry Code: POINT2021
Direct Link: https://dealroadshow.com/e/POINT2021

Research Alliance Corp. I Contact
Matthew Hammond
(617) 778-2540

POINT Biopharma Contact
Ari Shomair
media@pointbiopharma.com
(647) 812-2417
https://www.pointbiopharma.com